Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT: Chris D. Sammons Vice President, Investor Relations & Corporate Communications 225.932.2546

THE SHAW GROUP ANNOUNCES FINANCIAL RESULTS
FOR THIRD QUARTER FISCAL 2005

     Baton Rouge, Louisiana, July 8, 2005 – The Shaw Group Inc. (NYSE: SGR) today announced financial results for its third fiscal quarter 2005. The Company reported a net loss for the third quarter of fiscal 2005 of $21.7 million, or $0.31 per diluted share, which includes charges of $47.8 million ($31.1 million, after taxes or $0.44 per diluted share) primarily for the retirement of debt and $6.9 million, after taxes or $0.10 per diluted share, for the valuation of a deferred tax asset. Not including the charges, net income would have been $16.2 million, or $0.23 per diluted share. For the three months ended May 31, 2004, Shaw reported restated net income of $7.2 million, or $0.11 per diluted share, which included losses from discontinued operations of $3.6 million, after taxes or $0.06 per diluted share. Income from continuing operations, excluding the charges, for third quarter of fiscal 2005 of $16.2 million was 50% higher than third quarter of fiscal 2004 income from continuing operations of $10.8 million. For the third quarter of fiscal 2005, revenues were $907.2 million compared to $917.8 million in the prior year’s third quarter.

     Shaw’s backlog totaled $5.1 billion at May 31, 2005, with approximately $2.4 billion or 46% of the backlog expected to be converted during the next 12 months. Approximately $2.5 billion or 48% of the backlog is in the environmental and infrastructure sector, primarily contracts with Federal government agencies and commercial entities; approximately $2.0 billion or 38% of the backlog is comprised of projects for energy industry customers, primarily fossil fuel and nuclear power plants; and approximately $0.6 billion or 13% is related to projects for chemical process industry facilities.

     J.M. Bernhard, Jr., Chairman and Chief Executive Officer of Shaw, said, “We are pleased to report positive financial and operational results, for the fifth consecutive quarter, with net income of $0.23 per diluted share, excluding the charges for the retirement of our Senior Notes and the valuation of a deferred tax asset, and positive net cash from operations of $32.6 million. Five quarters of solid operating performance is a direct result of our continued focus on project execution and a marked increase in activity related to the recovering energy and chemical markets. Our backlog remains strong and we continue to see strong momentum in preliminary engineering and design work for our energy and chemical industry clients. We are also pleased with the steady growth of our maintenance backlog and our strong position in the federal services marketplace in the environmental and infrastructure sector.”

     The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. The Shaw Group is headquartered in Baton Rouge, Louisiana, and employs approximately 20,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. The Company was recently named to Fortune magazine’s annual list of “America’s Most Admired Companies” for the second consecutive year. For further information, please visit Shaw’s website at www.shawgrp.com.

     Forward-Looking Statements — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.

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REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY

Revenue by Industry
(Third Quarter Ended May 31, 2005)

Environmental & Infrastructure Energy Chemicals Other Industries	$289.4 million 420.9 million 176.1 million 20.8 million	32 46 20 2%

Total	$907.2 million	100%

Revenue by Geography
(Third Quarter Ended May 31, 2005)

United States	$788.7 million	87%
Asia/Pacific Rim	58.0 million	6
Middle East	18.2 million	2
Canada	19.9 million	2
Europe	15.6 million	2
South America & Mexico	4.8 million	1
Other	2.0 million	—

Total	$907.2 million	100%

Backlog by Industry
(As of May 31, 2005)

Environmental & Infrastructure	$2,481.6 million	48%
Energy
Nuclear Power	996.2 million	19
Fossil Fuel	830.4 million	16
Other Power	133.7 million	3
Chemicals	645.5 million	13
Other Industries	37.4 million	1

Total	$5,124.8 million	100%

Backlog by Geography
(As of May 31, 2005)

Domestic International	$4,291.1 million 833.7 million	84 16%

Total	$5,124.8 million	100%

THE SHAW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	May 31,
	2005	2004
Revenues	$907,163	$917,772
Cost of revenues	826,331	841,977

Gross profit	80,832	75,795
General and administrative expenses	52,863	47,185

Operating income	27,969	28,610
Interest expense	(7,358)	(9,588)
Interest income	1,346	379
Loss on retirement of debt	(47,772)	(95)
Foreign currency transaction gain (loss), net	2,579	817
Other income, net	1,142	1,944

	(50,063)	(6,543)
(Loss) income before income taxes, minority interest, earnings from unconsolidated entities and loss from discontinued operations	(22,094)	22,067
(Benefit) provision for income taxes	(812)	7,361

(Loss) income before minority interest, earnings from unconsolidated entities and loss from discontinued operations	(21,282)	14,706
Minority interest, net of income taxes	(1,197)	(4,196)
Earnings from unconsolidated entities, net of income taxes	714	326

(Loss) income from continuing operations	(21,765)	10,836
(Loss) income from discontinued operations, net of income taxes	16	(642)
Impairment of discontinued operations	—	(2,995)

Net (loss) income	$(21,749)	$7,199

Net (loss) income per common share:
Basic:
Income (loss) from continuing operations	$(0.31)	$0.18
Loss from discontinued operations, net of income taxes	—	(0.06)

Net (loss) income	$(0.31)	$0.12

Diluted:
Income (loss) from continuing operations	$(0.31)	$0.17
Loss from discontinued operations, net of income taxes	—	(0.06)

Net (loss) income	$(0.31)	$0.11